Exhibit 10.1

AGREEMENT REGARDING PURCHASE AND SALE CONTRACT

This Agreement Regarding Purchase and Sale Contract (the “Agreement”) by and between KEYSTONE VENTURES, LLC, an Illinois limited liability company (“Assignor”), and ZP RE HOLDINGS, LLC, an Arizona limited liability company, or its assignee (“Assignee”) is effective as of December 15, 2023 (the “Effective Date”).

RECITALS

A. Assignor, as “Purchaser,” and Lakeside Bank, as Trustee under Trust Agreement dated October 7, 2004 and known as Trust Number 10-2749 and Daniel Kravetz, as “Seller,” (collectively, the “Seller”), are parties to that certain Purchase and Sale Agreement dated May 5, 2022 (the “Original Agreement”) as amended by that certain First Amendment to Purchase and Sale Agreement with a First Amendment Acceptance Date of July 26, 2022 (the “First Amendment”), that certain Second Amendment to Purchase and Sale Agreement with a Second Amendment Acceptance Date of October 6, 2022 (the “Second Amendment”); that certain Third Amendment to Purchase and Sale Agreement with a Third Amendment Acceptance Date of January 28, 2023 (the “Third Amendment”); that certain Fourth Amendment to Purchase and Sale Agreement with a Fourth Amendment Acceptance Date of April 17, 2023 (the “Fourth Amendment”); that certain Fifth Amendment to Purchase and Sale Agreement with a Fifth Amendment Acceptance Date of May 26, 2023 (the “Fifth Amendment”); that certain Sixth Amendment to Purchase and Sale Agreement with a Sixth Amendment Acceptance Date of August , 2023 (the “Sixth Amendment”); that certain Seventh Amendment to Purchase and Sale Agreement with a Seventh Amendment Acceptance Date of September 29, 2023 (the “Seventh Amendment”); and that certain Eighth Amendment to Purchase and Sale Agreement with a Eighth Amendment Acceptance Date of October 31, 2023 (the “Eighth Amendment”) with respect to real property located at 3449, 3451 and 3455 South Ashland Avenue, Chicago, Illinois 60607 and as more particularly described in the Original Agreement with a legal description attached hereto as Exhibit A (the “Property”).

B. Assignor, Assignee and Seller, shall execute the Ninth Amendment to Purchase and Sale Agreement attached hereto as Exhibit D (“Ninth Amendment”) on or around the date hereof; The Original Agreement, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment and (upon execution) Ninth Amendment are sometimes referred to herein, collectively, as the “Purchase Agreement”. (Copies attached hereto as Exhibit C).

C. In connection with the Purchase Agreement, Seller, Assignor, and Old Republic National Title Insurance Company, at their office located at 20 South Clark Street, Suite 2900, Chicago, Illinois 60603 (the “Title Company”), have entered into that certain Strict Joint Order Escrow agreement identified as Escrow Number 22151137 (the “Original Escrow Agreement”), pursuant to which an escrow has been established with the Title Company, as “Escrowee” (the “Original Escrowee”), and into which Assignor initially deposited or caused to be deposited Forty Thousand and No/100 Dollars ($40,000.00) for a total Earnest Money Deposit of Forty Thousand and No/100 Dollars ($40,000.00) (the “Earnest Money”) to be applied as a credit at Closing.

D. Pursuant to the terms of this Agreement, Assignor desires to sell, convey, assign, transfer and deliver to Assignee, and Assignee desires to acquire from Assignor, all of Assignor’s right, title and interest in and to the Purchase Agreement to purchase the Property (the “Assigned Rights”) and Assignee desires to acquire the Assigned Rights from Assignor.

AGREEMENTS

In consideration of the recitals and the mutual covenants set forth below, the parties agree as follows:

1. Opening. Upon full execution of this Agreement by Assignor and Assignee, the parties shall deliver a fully executed copy of this Agreement to Thomas Title & Escrow Agency, Bryan Selna, bselna@thomastitle.com, (480) 429-4314 (the “Assignment Escrow Agent”) or other escrow agent approved by Assignee. The Assignment Escrow Agent shall open an escrow account (the “ Assignment Escrow”) for the purpose of the transaction contemplated herein. The costs of the Assignment Escrow shall be split evenly between Assignor and Assignee.

2. Assignment Deposit. Within three (3) days after Assignment Escrow is opened, Assignee will deposit the sum of $40,000 (the “Assignment Deposit”) into Assignment Escrow. The Assignment Deposit shall be held by Assignment Escrow Agent and disbursed in accordance with the terms of this Agreement. The Assignment Deposit is intended to reimburse Assignor for the Earnest Money under the Original Agreement that is currently held by the Original Escrowee. The Assignment Deposit is to only be released to Assignor upon Closing of the Assignment Escrow. If for any reason, the Closing of the Assignment Escrow does not take place, the Assignment Deposit will be fully refundable to the Assignee.

3. Assignment Fee. Within three (3) days after Assignment Escrow is opened, Assignee will deposit the sum of $185,000 (the “Assignment Fee”) into Assignment Escrow. The Assignment Fee shall be held by Assignment Escrow Agent and disbursed in accordance with the terms of this Agreement. Unless otherwise instructed by the Assignee, the Assignment Fee is to only be released per the following: (i) 72,000 of the Assignment Fee shall be released to Assignor or Assignor’s designees upon Closing of the Assignment Escrow, (ii) 88,000 of the Assignment Fee shall be released to Assignor or Assignor’s designees following the Store Opening under the Lease, and (iii) 25,000 of the Assignment Fee shall be released to Assignor or Assignor’s designees following the Store Opening under the Lease. If for any reason, the Closing of the Assignment Escrow does not take place, the Assignment Fee will be fully refundable to the Assignee.

4. Assignment Inspection Period.

(a) To the extent authorized by its rights under the Purchase Agreement, Assignor shall afford Assignee and Assignee’s representatives a continuing right to investigate the Property and conduct such inspections, studies, surveying, testing, design of improvements and other actions as Assignee deems, in its sole and absolute discretion, reasonable or necessary on the Property, commencing on the Effective Date and ending on the Closing or sooner termination of this Agreement. If Assignee determines, in Assignee’s sole and absolute discretion, that the Property is not suitable for Assignee’s purchase and use for any reason or no reason, Assignee may, at any time prior to the satisfaction of all the Conditions Precedent (the “Assignment Inspection Period”), elect by giving written notice to Assignor and Assignment Escrow Agent of Assignee’s election to terminate this Agreement, whereupon the Purchase Price Balance, Assignment Deposit and Assignment Fee (less the Independent Consideration defined below) shall be returned immediately to Assignee and any and all rights and obligations of the parties hereunder shall terminate (other than any such obligations which, by their express terms, survive any termination of this Agreement). If Assignee elects to proceed beyond the Assignment Inspection Period then Assignee may in its sole discretion give Assignor written notice of such election by delivering into the Assignment Escrow a counter-signed copy of Exhibit B, whereupon Assignee shall be deemed to have accepted the Property (subject to the Conditions Precedent and the terms of this Agreement) and the parties shall proceed to Closing. The provisions of this section shall survive the Closing or earlier termination of this Agreement.

(b) The Purchase Price Balance, Assignment Deposit and Assignment Fee shall remain fully refundable to Assignee until the expiration of the Assignment Inspection Period. The Assignment Deposit shall become non-refundable upon the expiration of the Assignment Inspection Period if Assignee has not previously terminated this Agreement. Notwithstanding the foregoing, the Purchase Price Balance, Assignment Deposit and Assignment Fee shall be refundable after the expiration of the Assignment Inspection Period upon, or if Escrow fails to close due to, an event of default by Assignor or the failure of a Condition Precedent to Closing.

5. Closing. Unless this Agreement is sooner terminated as permitted herein, the closing of the assignment and assumption of the Assigned Rights (“Closing”) shall occur through escrow with Assignment Escrow Agent on the same date and immediately prior to the close of escrow under the Purchase Agreement (the “Closing Date”). At Closing, subject to the Conditions Precedent set forth herein:

(a) Assignee shall have deposited into the Assignment Escrow and shall instruct its Assignment Escrow Agent to deposit into escrow with the Original Escrowee the sum of $1,210,000 representing the Purchase Price less Earnest Money (the “Purchase Price Balance”), and other prorations to be determined through Escrow, which sum shall represent the entire amount of consideration due and payable to Seller under the Purchase Agreement for the Property by Assignee.

(b) Assignor and Assignee shall execute and deliver to Assignment Escrow Agent an Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “Assignment Agreement”).

(c) The parties shall execute such documents and take such actions as may be reasonably required by Assignment Escrow Agent to effectuate the Closing.

(d) Assignor shall pay all transfer, stamp and other taxes arising from the conveyance of the Property (if not paid by Seller under the Purchase Agreement). Assignee shall pay the costs of recording the deed. Each party shall bear their own attorneys’ fees and transaction expenses (except as otherwise provided herein).

(e) Real estate taxes, assessments, improvement districts or similar matters shall be prorated as of the Closing, based upon the latest available information (with such pro-ration to be final). Assignor shall cause Seller (or if unable Assignor shall) pay all city and county documentary taxes related to the transfer of the Property. This section shall survive Closing.

6. Covenants, Representations and Warranties of Assignor. Assignor covenants, represents and warrants to Assignee that:

(a) The Purchase Agreement attached hereto as Exhibit C is a true, correct and complete copy of the Purchase Agreement and that there are no other amendments, agreements or understandings of any kind in place between Assignor and Seller with respect to the Assignor’s purchase of the Property or Business from Seller.

(b) With the sole exception of paragraph (c) below, prior to Closing, Assignor shall not amend or modify the Purchase Agreement without the express written consent of Assignee, which may be withheld in Assignee’s sole discretion.

(c) During the Assignment Inspection Period, Assignor shall cause the Purchase Agreement to be extended by Seller and Assignor, as parties thereto, such that the Closing Date under this Agreement will be the same date as the closing date under the Purchase Agreement.

(d) Assignor’s interest in the Assigned Rights is free and clear of any security interest, pledge, restriction, encumbrance, claim, lien or charge of any kind.

(e) There are not pending or uncured defaults or breaches of the Purchase Agreement by Assignor or Seller, nor have there been any events, acts or omissions which, with the passage of time for any applicable cure period, would constitute a breach or default of the Purchase Agreement.

(f) Assignor is not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

(g) Assignor has the requisite power and authority to enter into this Agreement and all documents and agreements contemplated herein. This Agreement and documents and agreements contemplated herein, when executed, will be duly authorized by all necessary action on the part of Assignor and have been or will be duly executed and delivered by Assignor. Assignor’s execution, delivery and performance of this Agreement and of the documents and agreements contemplated herein will not conflict with or result in violation of any agreement by which Assignor is bound, any judgment, order or decree of any court or arbiter.

(h) Assignor has not received written notice nor has knowledge of any action, litigation, condemnation or proceeding of any kind pending or threatened against Assignor or against any portion of the Property. Assignor (A) has not applied for, or consented to, and is not is subject to the appointment of a receiver, trustee, custodian, liquidator or other similar official for itself or for all or a substantial part of its assets; (B) is not subject to a bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding, and has not admitted in writing its inability to pay its debts as they become due; (C) has not made an assignment for the benefit of creditors; (D) has not filed a petition or an answer seeking, consenting to, or acquiescing in a reorganization or an arrangement with creditors, or sought to take advantage of any bankruptcy law, insolvency law or other law for the benefit of debtors; or (E) has not filed an answer admitting the material obligations of a petition filed against it in any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding. To the best of Assignor’s knowledge, Seller has not received written notice nor has knowledge of any action, litigation, condemnation or proceeding of any kind pending or threatened against Seller or against any portion of the Property.

(i) Neither Assignor nor Seller has received written notice from any governmental authority having jurisdiction over the Property of any violation of any applicable law, rule, regulation or code of any such governmental authority which has not been cured or remedied.

(j) Title to the Property is not subject to any liens or encumbrances other than those shown the title insurance commitment prepared by Stewart Title Guaranty Company (the “Assignor Title Commitment”).

(k) At Closing, Assignor will execute and deliver such documentation as Original Escrowee may require to cause Original Escrowee to update the Assignor Title Commitment to show Assignee as the proposed insured and to remove any and all exceptions or requirements relating to Assignor’s interest in any of the Assigned Rights.

(l) The representations and warranties of Assignor in this Agreement will survive Closing.

7. Assignee Conditions. Assignee shall not be obligated to close and may terminate this Agreement by written notice to Assignor if any of the following conditions are not satisfied at Closing (or other time period, as so stated) (collectively, the “Conditions Precedent”):

(a) Assignor or Seller shall not have transferred, encumbered or restricted any of the Property or any interest therein, or created or permitted to be created any easements on the Property or any leasehold or other interests therein without the express written consent of Assignee.

(b) All of Assignor’s representations and warranties contained in this Agreement were true and correct when given and remain true and correct as of the Closing Date, with the same effect as though such representations and warranties had been made or given at the Closing Date and Assignor shall have performed and complied in all respects with Assignor’s obligations under this Agreement which are to be performed or complied with by Assignor prior to or at the Closing, including without limitation, depositing in Escrow the documents required to be deposited by Assignor hereunder, and no event of default or breach by Seller shall have occurred and be continuing under this Agreement or the Purchase Agreement.

(c) Assignor shall have delivered appropriate notice and documentation to Seller as required by Section 14 of the Original Agreement.

(d) Assignor shall have executed and delivered to Assignee the Assignment Agreement and any other documents necessary to effectuate the Closing.

(e) There are no failed or unsatisfied conditions to closing under the Purchase Agreement, nor is there any breach or default by either party thereunder. The physical condition of the Property is in substantially the same on the Closing Date as on the Effective Date.

(f) Assignee (as “Landlord”) and JG-IL,LLC (as “Tenant”) shall have executed an absolute net lease agreement (the “Lease”) and any ancillary documents required by Landlord prior to the expiration of the Assignment Inspection Period, in all cases in form and substance acceptable to Assignee.

(g) Tenant and/or Assignor as the case may be, or other applicable persons, have received all licensing, permitting, regulatory and legal approvals beyond any applicable appeal or referendum period to operate a cannabis retail dispensary from any governmental authority having jurisdiction over the Property, such that the Property may, immediately following Closing, operate as a retail dispensary.

(h) Assignee shall have received from Original Escrowee an unconditional commitment to issue to Assignee, an ALTA extended coverage owner’s title policy (or equivalent) in Original Escrowee’s standard form as approved by Assignee, insuring Assignee as the fee owner of the Property subject only to the exceptions to title approved in writing by Assignee, in the total amount of the Purchase Price, which owner’s title policy shall include extended coverage and/or such endorsements as Assignee may request.

In the event that any of the foregoing conditions have not been satisfied or waived by Assignee as of the scheduled Closing Date, Assignee shall have the right to terminate this Agreement, in which event this Agreement will terminate (other than those obligations which expressly survive any termination of this Agreement) and Assignee shall be entitled to reimbursement of the Purchase Price Balance, Assignment Deposit and Assignment Fee.

8. Brokers.

(a) Assignor represents and warrants to Assignee that in connection with the transaction contemplated hereby, no third-party broker or finder has been engaged or consulted by Assignor or is entitled to compensation or commission in connection herewith. Assignor will defend, indemnify and hold harmless Assignee from and against any and all claims of Assignor Broker or any other brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Assignor in connection herewith.

(b) Assignee represents and warrants to Assignor that in connection with the transaction contemplated hereby, no third-party broker or finder has been engaged or consulted by Assignee or is entitled to compensation or commission in connection herewith. Assignee will defend, indemnify and hold harmless Assignor from and against any and all claims of Assignee Broker or any other brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Assignee in connection herewith.

9. Default.

(a) Assignor Default. If Assignor shall (i) fail to consummate the transaction contemplated herein when required to do so pursuant to the provisions hereof and Assignee is ready, willing and able to perform, or (ii) otherwise breach or default under any of the provisions of this Agreement, Assignee shall be entitled to: (A) terminate this Agreement and seek actual damages against Assignor, including but not limited to reimbursement of Assignee’s reasonable costs and expenses (including attorneys’ fees) relating to or arising out of this Agreement; (B) enforce specific performance of the terms, provisions and conditions of this Agreement; or (C) if such default relates to an indemnification obligation or a breach of a warranty or representation by Assignor that is discovered by Assignee after Closing, maintain a suit for actual damages incurred by Assignee as a result of such indemnification, breach or default. In no event will Assignor be liable for consequential or punitive damages.

(b) Assignee Default. If Assignee shall (i) fail to consummate the transaction contemplated herein when required to do so pursuant to the provisions hereof and Assignor is ready, willing and able to perform, or (ii) otherwise breach or default under any of the provisions of this Agreement, then Assignor’s sole and exclusive remedy shall be to terminate this Agreement and retain the Assignment Deposit as liquidated damages, in which event Assignee and Assignor shall be relieved of further obligations under this Agreement, at law or in equity. The parties acknowledge that the amount of actual damages which may be incurred by Assignor as a result of Assignee’s default would be impossible or extremely difficult to estimate, and the foregoing determination of liquidated damages is a reasonable estimate of said damages, in lieu of all of Assignor’s other rights and remedies at law or in equity. In no event will Assignee be liable for consequential or punitive damages.

10. Miscellaneous Provisions.

(a) Notices. All notices or other communications required or provided to be sent by either Assignor, Assignee or Assignment Escrow Agent shall be in writing and shall be sent (i) by United States Postal Service, postage prepaid, certified, return receipt requested; or (ii) by any nationally known next business day delivery service; or (iii) by courier; or (iv) by email transmission; or (v) in person. All notices shall be deemed to have been given two business days following deposit in the United States Postal Service or upon delivery if sent by next business day delivery service, courier, or personally delivered and upon confirmed transmission if sent via email. All notices shall be addressed to the party at the address below:

If to Assignor, to:	Keystone Ventures, LLC
418 Clinton Place
River Forest, IL 60305
Attn: Tim Hague
Email Address: thague@keystoneeventuresllc.com

If to Assignee, to:	ZP RE HOLDINGS, LLC
8360 E. Raintree Drive, Ste. 230
Scottsdale, Arizona 85260
Attn: Zoned Properties, Inc.
legal@zonedproperties.com

If to Assignment
Escrow Agent, to:	Thomas Title & Escrow Agency
2930 E. Camelback Rd., Suite 200
Phoenix, AZ 85016
Attn: Bryan Selna
Email: bselna@thomastitle.com

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties.

(c) Waiver of Compliance. Any failure of one party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party benefiting from such obligation, covenant, agreement or condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(d) Entire Agreement. This Agreement, together with the other agreements referred to herein, sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party. This Agreement is for the sole benefit of Assignor and Assignee, and no third party is intended to be a beneficiary of this Agreement.

(e) Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

(f) Further Assurances. Upon reasonable request, from time to time, each party agrees that it shall execute and deliver all documents, make all rightful oaths, testify in any proceeding and do all other acts which may be necessary or desirable in the opinion of any other party to protect or record the rights of the other party arising under this Agreement, or to aid in the prosecution or defense of any rights arising therefrom, all without further consideration.

(g) Governing Law; Jury Trial Waiver. This Agreement shall be governed by and construed in accordance with the internal laws of the state where the Property is located. Exclusive venue for any claim or cause of action based upon or arising out of this Agreement shall be in Maricopa County, Arizona, and the exclusive jurisdiction for any such claim or cause of action shall be the Superior Court of Maricopa County, Arizona. THE PARTIES HEREBY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.

(h) Not an Offer. The delivery by one Party to the other of an unsigned copy of this Agreement is solely for the purpose of review by the other, and neither the delivery nor any prior communications between the Parties, whether oral or written, will in any way be construed as an offer by a Party, nor in any way imply that the Party is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by either Party constitutes an offer which will not be deemed accepted by other Party unless and until the other Party has signed this Agreement and delivered a duplicate original to other Party.

(i) Assignment. Assignee shall have the right to assign Assignee’s rights under this Agreement provided Assignee gives Assignor and Escrow Agent written notice of such assignment.

(j) Attorneys’ Fees. In the event of any action or proceeding at law or in equity between Assignor and Assignee (including an action or proceeding between Assignee and the trustee or debtor in possession while Assignor is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such code and including in any appellate proceeding) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Party, the unsuccessful Party to such action or proceeding shall pay to the prevailing Party all costs and expenses, including without limitation reasonable attorneys’ and paralegals’ fees and expenses (including without limitation fees, costs and expenses of experts and consultants), incurred in such action or proceeding, or in connection with any appeal related thereto, together with all costs of enforcement and/or collection of any judgment or other relief. If such prevailing Party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ and paralegals’ and others’ fees shall be included in and as a part of such judgment. All such costs and expenses incurred in enforcing a judgment shall be recoverable separately from and in addition to such judgment. The right to recover attorneys fees, costs and expenses under this Section shall be in addition to, and subject to, any limitation of remedies set forth in this Agreement.

(k) Counterparts; E-mail Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and both of which together will constitute one and the same document. This Agreement may be signed electronically in portable document format (“pdf”) and pdf signatures will be binding.

(l) Independent Consideration. The Assignment Deposit being delivered by Assignee includes the amount of One Hundred Dollars ($100.00) as independent consideration for Assignor’s executing this Agreement and granting the Assignment Inspection Period hereunder (the “Independent Consideration”), which shall be retained by Assignor in all instances. If the Closing occurs or if this Agreement is terminated for any reason, Assignment Escrow Agent shall first disburse to Assignor the Independent Consideration. The parties expressly acknowledge and agree that, except as otherwise provided for herein (a) the Independent Consideration plus Assignee’s agreement to pay the costs provided in this Agreement has been bargained for as consideration for Assignor’s execution and delivery of this Agreement and for Assignee’s review, inspection and termination rights pursuant to this Agreement, and (b) such consideration is adequate for all purposes under any applicable law or judicial decision.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have caused this Agreement to have been executed and delivered as of the Effective Date.

ASSIGNOR:

KEYSTONE VENTURES, LLC

By:	/s/ Timothy B. Hague
Name:
Its:

ASSIGNEE:

ZP RE HOLDINGS, LLC

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Its:	Authorized person